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                                                                  EXHIBIT 12-17

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                          Three
                                                          Months                  Year Ended December 31
                                                          Ended          ---------------------------------------------
                                                          3/31/99        1998              1997            1996
                                                          -------        ----              ----            ----

                                                                       (Millions, except for ratio)

Net income.............................................   $       104    $       418      $      417       $       328
                                                          -----------    -----------      ----------       -----------

Taxes based on income:
   Income taxes........................................            49            260             288               225
   Municipal and state.................................             1              3               4                 3
                                                           ----------    -----------      ----------       -----------
     Total taxes based on income.......................            50            263             292               228
                                                           ----------    -----------      ----------       -----------

Fixed charges:
   Interest expense....................................            68            278             282               291
   Allowance for funds used during
     construction......................................             2              -               -                 -
   Interest factor of rents............................             9             34              34                34
                                                           ----------    -----------      ----------       -----------
     Total fixed charges...............................            79            312             316               325
                                                           ==========    ===========      ==========       ===========

Earnings before taxes based on income
   and fixed charges...................................   $       233    $       933      $    1,025       $       881
                                                          ===========    ===========      ==========       ===========

Ratio of earnings to fixed charges                               2.94           3.18            3.24              2.71
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